Exhibit 99.02

Imperva Announces Pricing of Follow-on Offering

REDWOOD SHORES, Calif. – March 12, 2015 - Imperva, Inc. (NYSE: IMPV) today announced the pricing of its underwritten registered public follow-on offering of 3,000,000 shares of its common stock at a price to the public of $39.00 per share. Imperva also granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of its common stock. The offering is expected to close on March 18, 2015, subject to customary closing conditions.

Imperva expects to use the net proceeds from the offering for working capital and other general corporate purposes, which may include acquisitions of businesses, technologies or other assets, although Imperva currently has no agreements or commitments relating to specific acquisitions at this time. Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., RBC Capital Markets LLC and Pacific Crest Securities LLC are acting as bookrunners for the offering. Macquarie Capital (USA) Inc. and Nomura Securities International, Inc. are acting as co-managers.

An effective registration statement relating to these securities was filed with the Securities and Exchange Commission on March 9, 2015. The offering is being made only by means of an effective shelf registration statement, including a preliminary prospectus, and final prospectus, copies of which may be obtained by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Investor Relations Contact:

ICR

Seth Potter, 646-277-1230

IR@imperva.com

Seth.Potter@irinc.com